                                                                    Exhibit 11.1

                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK


                                        FOR THE EIGHT MONTHS       FOR THE YEAR        FOR THE NINE MONTHS     FOR THE NINE MONTHS
                                               ENDED                  ENDED                   ENDED                   ENDED
                                            DECEMBER 31,           DECEMBER 31,           SEPTEMBER 30,           SEPTEMBER 30,
                                                1995                   1996                    1996                    1997
                                       ---------------------      --------------       -------------------    --------------------
Weighted Average Shares Outstanding (a)              7,520              13,626                    12,458                  24,116
Common Stock Equivalents:
   Stock Options                                         0                   0                         0                       0
   Warrants                                              0                   0                         0                       0
                                       ---------------------      --------------       -------------------    --------------------
Total Shares for Pro Forma Primary
   Earnings Per Share                                7,520              13,626                    12,458                  24,116
Net Loss                                         1,185,534           3,125,428                 1,832,864               3,836,775
                                       ---------------------      --------------       -------------------    --------------------

Primary Loss per Share                             $157.65             $229.37                   $147.12                 $159.10
                                       =====================      ==============       ===================    ====================




(a) Net loss per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalent shares from convertible preferred stock (using the if converted method). As the Company has no common stock outstanding, the Preferred Stock is assumed to be converted for purposes of this calculation. The Predecessor Company net losses per share are not shown, as they are not comparable with the Successor Company's.